QuickLinks -- Click here to rapidly navigate through this document

Exhibit (d)(ii)

CONSULTING AGREEMENT

        This Agreement, dated February 9, 2004, is entered into between The Lawrence Weissberg Revocable Living Trust, Frederick Weissberg Trustee (the "Trust") and Britt Evans, an individual, ("Evans") with regard to the following facts:

  The Trust is a shareholder of Dover Investments Corporation, a Delaware corporation ("Dover"). The Trust is contemplating making a tender offer for substantially all of the remaining shares of Dover or otherwise acquiring substantially all of the ownership of the business conducted by Dover. The Trust wishes to consult with Evans concerning the business terms of the proposed acquisition, seek his advice and recommendations concerning the terms and advisability of acquisition, and to assist the Trust in negotiating the acquisition. Evans is willing to perform these services on behalf of the Trust, subject to the terms set forth below.

IN VIEW OF THE FOREGOING FACTS, the parties agree as follows:

        1.    Description of Services.    Evans agrees that he will provide the following services for the Trust in connection with the Trust's proposed acquisition of all or substantially all of the outstanding shares of Dover or the assets of Dover (hereafter the "Acquisition Transaction"):

          a.     Evans shall consult with and advise the trustee of the Trust (the "Trustee") concerning the structure, terms and nature of the proposed Acquisition Transaction.

          b.     At the request of the Trust, Evans shall meet with representatives of the independent committee of the Board of Directors of Dover and their legal, accounting and financial advisors to discuss the Acquisition Transaction and negotiate its terms.

          c.     On behalf of the Trust, Evans shall meet and otherwise communicate with legal counsel for the Trust to: (i) discuss legal issues and strategies arising out of or relating to the proposed Acquisition Transaction; (ii) review letters and other documents prepared by counsel; and (iii) address other legal issues pertinent to the Acquisition Transaction.

          d.     On behalf of the Trust, Evans shall meet and otherwise confer with the accountants, investment bankers and other professionals retained by the Trust.

          e.     Evans shall perform such other services reasonably related to those enumerated above as the Trust may from time-to-time request.

        2.    Time and Manner of Performing Services.    Evans shall provide these services during such times and locations as Evans shall determine, provided that Evans shall make himself reasonably available for meetings with the Trustee, its legal counsel, accountants and other professionals during regular business hours at the request of the Trustee. To the extent that the Trustee request that Evans prepare any documents pertaining to the services he is rendering, Evans shall provide copies of those documents to Trustee and/or the appropriate person who so requests them. The Trust understands that Evans is engaged in other business activities and will not be obligated to provide these services on a full-time basis.

        3.    Fees and Expense Reimbursement.

          a.     Fees. In exchange for the services Evans will render under this Agreement, the Trust will pay Evans a fee of $1.00 per month (the "Fee"), beginning one month after the date of this Agreement. Payment of the Fee will be made no later than five days after the end of each one month period to the address set forth below Evans' signature to this Agreement or at such other location as the parties mutually agree.

          b.     Expense Reimbursement. The Trust will reimburse Evans for all out-of-pocket expenses he incurs in performing these services, including but not limited to travel related expenses. Evans shall be responsible for paying all of his general overhead and other expenses not directly related to the performance of the services described in this Agreement. The Trust reimburse Evans no later than 15 days after receiving an invoice from Evans for the expenses to be reimbursed, which invoice shall be accompanied by receipts or other reasonable written evidence of the expenses incurred.

        4.    Independent Contractor.    The parties intend that Evans shall be an independent contractor and not an employee, joint venturer or partner of the Trust. The Trust shall not be responsible for withholding income taxes or social security payments, making unemployment insurance contributions or disability insurance contributions on behalf of Evans or any of Evans' employees. Evans shall not have any right to act as the agent for the Trust to bind the Trust to any agreement or other obligation. Neither party shall make any representation to any third party concerning the relationship between Evans and the Trust that is contrary to this Section 4.

        5.    Confidentiality.    Evans agrees that he shall not knowingly disclose to any person, and shall take reasonable steps to prevent the disclosure of, any written or oral information belonging to the Trust or that has been disclosed to the Trust under an obligation of confidentiality except as is necessary for Evans to perform the services under this Agreement. Evans agrees that he shall use the confidential information solely for the benefit of the Trust and for the purpose of performing the services described in this Agreement. The parties agree that no information will be deemed confidential under this paragraph unless: (i) in the case of written information, the information clearly designates that it is confidential; and (ii) in the case of oral information, the person delivering that information to Evans states that it is confidential and written confirmation is given to Evans promptly thereafter that the information is confidential. Evans agrees that he shall return to the Trust any written document containing confidential information promptly following the Trust's request for that information. The parties agree that information that is generally known to or accessible by the public or persons in the real estate industry (other than due to the improper disclosure of that information by Evans) shall not be considered "confidential information" for the purposes of this Agreement. The parties further agree that Evans may disclose confidential information if required to do so by law or court order, provided that: (i) Evans shall give the Trust reasonable notice of any such court order or legal obligation to disclose that information; and (ii) the Trust may apply at its expense for a protective order to prevent that disclosure.

        6.    Limitation on Liability.    Evans shall have no liability to the Trust, its Trustee or its beneficiaries for any action he takes in performing his duties under this Agreement or which he fails to take in the course of performing them unless that action constitutes fraud or willful misconduct. Under no circumstances shall Evans be liable to the Trust for any incidental, consequential or punitive damages that may result from any action or omission in connection with her performance of services or any failure to perform these services, whether or not such damages may have been foreseeable at the time of the alleged action or omission.

        7.    Indemnification.

          a.     General Right. The Trust agrees to indemnify and hold Evans (and his family members, assigns and heirs) harmless from and against all claims, costs, liabilities and damages arising out of or resulting from: (i) any action taken by or omission committed by the Trust or any person engaged by or acting on behalf of the Trust; (ii) any action taken by or omission committed by Dover, its officers, directors or advisors; (iii) any matter arising out of or relating to the Acquisition Transaction; and (iv) the performance by Evans of his services under this Agreement. This right to indemnification shall not be subject to any right of contribution, offset or otherwise limited by virtue of the fact that such claim, cost, liability or damage was caused in part or entirely by an action or omission of Evans, unless such action or omission constituted fraud or willful misconduct by Evans. The parties intend for Evans to be entitled to indemnification to the maximum extent permitted by law.

          b.     Advancement of Expenses. Evans' right to indemnification shall include, but not be limited to, reimbursement and advancement of costs and expenses incurred in investigating, responding to or defending against any claim described above, regardless of whether any suit, arbitration or other proceeding is commenced. The costs for which Evans shall be entitled to indemnification shall include, but not be limited to, the fees and expenses of legal counsel he retains to represent him.

          c.     Defense. The Trust shall conduct the defense of Evans in connection with any claim from a third party for which Evans may have a right of indemnification under this Agreement. Evans agrees that he will deliver notice (a "Notice of Claim") of any claim for which he believes he is entitled to indemnification under this Agreement to the Trust no later than 10 days after being served with any summons, complaint or subpoena in any suit, administrative proceeding or arbitration (an "Action") relating to that claim. Evans' failure to so notify the Trust of that Action in a timely manner shall not relieve the Trust of its obligation to indemnify, defend and hold Evans harmless if that failure does not materially prejudice Evans' or the Trust's rights in that Action.

          d.     Conduct of Action/Participation.

                i.  Upon delivery of a Notice of Claim to the Trust, the Trust shall proceed to conduct the defense of Evans with legal counsel reasonably satisfactory to Evans. No later than 10 days after its receipt of the Notice of Claim, the Trust shall provide Evans with the name of its proposed legal counsel to conduct the defense of the Action. Evans agrees that he shall notify the Trust no later than 10 days after receiving the notice from the Trust if he objects to the legal counsel so selected, provided that no failure to object will constitute a waiver of any right he has to object to that counsel on the ground that legal counsel is not adequately representing him. If Evans does object to the legal counsel selected, then the Trust shall select other legal counsel pursuant to the procedures outlined above until Evans does not submit an objection to such counsel.

               ii.  Evans shall supply the Trust with copies of all pleadings, correspondence or other documents he has received relating to the Action.

              iii.  Evans will be entitled to retain legal counsel at his own expense to participate in defending the Action, but the fees of such counsel incurred after providing the Notice to Defend shall be at Evans' expense unless: (i) Evans reasonably concludes that there may be a conflict of interest between the Trust and Evans in the conduct of the defense; (ii) legal counsel representing the Trust is not adequately representing Evans's interests and the Trust does not select alternate legal counsel reasonably acceptable to Evans; or (iii) the Trust does not assume Evans' defense, in each of which cases the fees and expenses of Evans' counsel shall be at the expense of the Trust and Evans shall conduct the defense of the Action.

              iv.  For such period as the Trust is conducting the defense of the Action, the Trust shall have the right to make all decisions concerning the conduct of that defense, including but not limited to the right to settle any or all of the claims raised in the Action. The foregoing notwithstanding, the Trust shall not settle any claim in any manner that would impose any liability on Evans (except for any liability for which the Trust indemnifies Evans) or place any restrictions on Evans' right to conduct any otherwise lawful activity without Evans' prior written consent. If Evans is conducting the defense of the Action due to the circumstances described in Section 7diii, he shall have the right to make all decisions concerning the conduct of the defense, including the right to settle any or all claims raised in the Action.

          e.     Payment of Expenses/Indemnification Amounts.

                i.  The Trust shall advance to Evans all costs and expenses he incurs in connection with any claim for which the Trust is or may be required to indemnify Evans no later than 10 days after the Trust's receipt of a written request for such advance, whether prior to or after final disposition of any Action pertaining to that claim. The Trust shall reimburse Evans for all amounts he pays in connection with any indemnifiable claim no later than 10 days after the payment has been made. The requests for advancement or reimbursement of costs, expenses and other amounts so paid shall reasonably evidence the charges and payments Evans incurred and made.

               ii.  If a court of competent jurisdiction determines that Evans was not entitled to indemnification as a matter of law in any Action, Evans agrees that he shall refund to the Trust any costs and expenses the Trust advanced him in connection with that Action. Evans shall not be obligated to post a bond, security or other undertaking as a condition to receiving an advancement of expenses. Evans shall not be obligated to refund the costs and expenses described in this Section 7eii unless a final judgment on the issue of indemnification is issued and either:(a) the judgment is affirmed on appeal with no right of further appeal; or (b) the time for filing an appeal of that final judgment has expired and no appeal has been filed.

        8.    Term and Termination.

          a.     Term. The term of this Agreement shall commence upon the date of this Agreement and end 30 days after the completion of the Acquisition Transaction or six months following the date of this Agreement, whichever is the first to occur. The term of this Agreement may only be extended by a written instrument signed by both parties. The foregoing notwithstanding, either party may terminate this Agreement at any time before the term expires: (i) upon notice to the other party upon the material breach of this Agreement by the other party; or (ii) at the discretion of either party upon 15 days notice to the other party.

          b.     Rights on Termination. Upon the termination or expiration of this Agreement, Evans shall cease providing any further services for the Trust and the Trust shall no longer have any obligation to make Fee payments to Evans except for Fees accrued prior to the date of expiration or termination. All other rights of the parties under this Agreement shall survive its termination or expiration.

        9.    Miscellaneous.

          a.     Notices. Any notice given pursuant to this Agreement shall be in writing and shall be delivered by personal delivery, by recognized overnight courier (such as Federal Express or DHL) or by first-class mail. Notice shall be deemed given upon receipt if delivered personally or on the business day following deposit of the notice with the overnight courier or postal service. All notices shall be delivered to the addresses set forth below the signatures of the parties on this Agreement or to such other address as the party which is to receive the notice informs the other in writing.

          b.     Attorneys' Fees. If either party brings suit to enforce or construe this Agreement, the party who substantially prevails shall be entitled to recover all costs and expenses (including but not limited to reasonable attorneys' fees) that party incurred: (i) in connection with that suit; (ii) in enforcing a judgment rendered in that suit; and (iii) in any appeal of a judgment rendered in that suit. The right to recover fees and costs will be in addition to any other remedy such a party may be entitled to receive.

          c.     Late Payments. If the Trust fails to pay Evans any amount owing to him under this Agreement when due, such unpaid amount shall accrue interest at a rate of 1.5% per month until paid in full.

          d.     Invalid Provision. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then: (i) that provision shall be deemed to be rewritten in such a manner so that it can be enforced to the maximum extent permitted by law, consistent with the intention of the parties at the time they entered into this Agreement; and (ii) the remainder of the Agreement shall remain in full force and effect.

          e.     Entire Agreement—Amendment. This document contains the entire agreement and understanding between the parties concerning the subject matter described in this document. This document supersedes all prior agreements and understandings between the parties with respect to that subject matter. This Agreement may not be amended unless that amendment is in writing and is signed by all of the parties to this Agreement. No right of any party under this Agreement will be deemed waived unless that waiver is in writing and is signed by the party who is purported to have waived that right.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

BRITT EVANS	LAWRENCE WEISSBERG REVOCABLE LIVING TRUST
/s/ BRITT EVANS Britt Evans	/s/ FREDERICK WEISSBERG Frederick Weissberg, Trustee
Address:	Address:
2406 Merced Street San Leandro, CA 94577	100 Spear Street Suite 520 San Francisco CA 94105

QuickLinks

CONSULTING AGREEMENT